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                                                                    EXHIBIT 12.1
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                                        INTERNATIONAL SPECIALTY HOLDINGS INC.
                                         RATIO OF EARNINGS TO FIXED CHARGES
                                                     (UNAUDITED)
                                              (THOUSANDS, EXCEPT RATIO DATA)
                                                                                                                      Pro Forma
                                                                          Year Ended December 31,                       Year
                                                    _______________________________________________________________
                                                           1997       1998         1999        2000         2001        2001
                                                           ----       ----         ----        ----         ----        ----

Income from continuing operations before income taxes   $  89,311   $  16,307    $  62,958   $ 130,114   $  5,785      $   1,863

Add:
 Interest expense                                          76,575      77,456       80,666      84,250     88,931         92,853
 Company's 50% share of joint venture income taxes          4,630       1,640            0           0          0              0
 Company's 50% share of joint venture interest                 31           0            0           0          0              0
 expense
 Interest component of rental expense                       3,233       5,033        5,767       5,967      5,815          5,815
                                                            -----       -----        -----       -----      -----          -----

Earnings available for fixed charges                    $ 173,780   $ 100,436    $ 149,391   $ 220,331   $ 100,531     $ 100,531
                                                          =======     =======      =======     =======     =======       =======


Fixed charges:                                          $  76,575   $  77,456    $  80,666   $  84,250   $  88,931     $  92,853

Interest expense
Add:
     Capitalized interest                                     974       2,309        1,090         751         355           355
     Company's 50% share of joint venture interest             31           0            0           0           0             0
     expense
     Interest component of rental expense                   3,233       5,033        5,767       5,967       5,815         5,815
                                                            -----       -----        -----       -----       -----         -----

Total fixed charges                                     $  80,813    $ 84,798    $  87,523   $  90,968   $  95,101     $  99,023
                                                           ======      ======       ======      ======      ======        ======


Ratio of earnings to fixed charges                           2.15        1.18         1.71        2.42        1.06          1.02
                                                             ====        ====         ====        ====        ====          ====

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